Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 29, 2024, relating to the consolidated balance sheet of Gaia, Inc. and Subsidiaries as of December 31, 2023, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended, appearing in the prospectus, which is a part of this Registration Statement, and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California
June 17, 2024